EXHIBIT 32.1

STATEMENT OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO SECTION 1350 OF TITLE 18 OF THE UNITED STATES CODE

Pursuant to Section 1350 of Title 18 of the United States Code, the undersigned, Thomas Granville, Principal Executive Officer and Principal Financial Officer of Axion Power International, Inc. (the “Company”), hereby certifies that:

1.      The Company’s Quarterly report on Form 10-Q for the quarter ended June 30, 2013 (the “Report”) fully complies with the requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.      The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ David DiGiacinto
David DiGiacinto, Principal Executive Officer
Dated: August 14, 2014